EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 333-143179) pertaining to the 2007 Omnibus Incentive Plan and the 2006 Equity Incentive Plan of U.S. Auto Parts Network, Inc., and

2)	Registration Statement (Form S-8 333-149973) pertaining to 2007 New Employee Incentive Plan and the 2007 Omnibus Incentive Plan of U.S. Auto Parts Network, Inc.

of our report dated March 26, 2009, with respect to the consolidated financial statements of U.S. Auto Parts Network, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 to be filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 26, 2009